ASSET PURCHASE AND DOMAIN NAME, WEB SITE CONTENT AND

TRADEMARK ASSIGNMENT AGREEMENT

This ASSET PURCHASE AND DOMAIN NAME, WEB SITE CONTENT AND TRADEMARK ASSIGNMENT AGREEMENT (this “Agreement”) is entered into and made effective as of March 4, 2013 (the “Effective Date”) by and between Monster Offers, a Nevada corporation (“Monster Offers”) and Iconosys, Inc., a California corporation (“Iconosys”) (individually, the “Party,” and collectively, the “Parties”), with reference to the following facts:

A. Iconosys owns all right, title and interest in and to the Deal Buzzer Assets (as defined below).

B. In connection with that certain Master Purchase Agreement dated as of the Effective Date and entered into between the Parties (the “MPA”), Iconosys desires to sell, convey, transfer, assign and deliver to Monster Offers, and Monster Offers desires to purchase from Iconosys, all right, title and interest in and to the Deal Buzzer Assets, free and clear of any Encumbrance (as defined below) pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the above premises and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

1. Definitions. As used in this Agreement, the following defined terms have the following meanings:

1.1 “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, lease, deed of trust, security interest, encumbrance, claim, infringement, option, right of first refusal, preemptive right, community property interest, or restriction of any nature on any asset.

1.2 “Intellectual Property Rights” shall mean, means all intellectual property and proprietary rights worldwide, whether or not registered, including without limitation any and all foreign and domestic trade names, trademarks, service marks, domain names, copyrights, moral rights, trade secret rights, patent and all associated rights and all registrations, applications, renewals, extensions and continuations (in whole or in part) of any of the foregoing, together with all goodwill associated therewith and all rights and causes of action for infringement, misappropriation, misuse, dilution, unfair trade practice or otherwise associated therewith.

1.3 “Deal Buzzer Asset Domain Name(s)” means the domain name(s) listed on Exhibit A attached to this Agreement.

1.4 “Deal Buzzer Asset Trademark(s)” means the trademarks listed on Exhibit B attached to this Agreement.

1.5 “Deal Buzzer Asset Web Site(s) and App(s)” means the web sites and related urls listed on Exhibit C.

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1.6 “Deal Buzzer Asset Web Site and App Content” means the aspects of the domain located at a Deal Buzzer Asset Web Site that may be perceived by the person accessing the Deal Buzzer Asset Web Site and App and/or that constitute the underlying code or programming infrastructure, so long as that underlying code or programming infrastructure was created by Iconosys and/or solely for use on the Deal Buzzer Asset Web Site and App. This underlying code or programming infrastructure includes, but is not limited to, web site-related applications, artwork, sound, graphic files, music files, user interface, logos, data, software, tools, text and other materials and related technology and those trademarks identified on the attached Exhibit B. ” Deal Buzzer Asset Web Site and App Content” includes any code used to create any element of the Deal Buzzer Asset Web Site and App Content.

1.7 “Deal Buzzer Assets” means: (i) the Deal Buzzer Asset Domain Name(s); (ii) the Deal Buzzer Asset Trademark(s); (iii) the Deal Buzzer Asset Web Site(s) and App(s); (iv) the Deal Buzzer Asset Web Site and App Content; (v) all internet traffic to the Deal Buzzer Asset Domain Name(s); and (vi) any and all goodwill and Intellectual Property Rights associated with or relating to each of the foregoing.

2. Purchase and Sale of Deal Buzzer Assets.

2.1 Purchase and Sale of Deal Buzzer Assets. Pursuant to the terms and conditions set forth in this Agreement, at the Closing (as defined below), Iconosys shall sell, convey, transfer, assign and deliver to Monster Offers, and Monster Offers shall purchase from Iconosys, all right, title and interest in and to the Deal Buzzer Assets, free and clear of any Encumbrance.

2.2 In connection with the foregoing:

a. Deal Buzzer Asset Trademark(s) Assignment. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Iconosys hereby irrevocably assigns, transfers and contributes to Monster Offers all of its right, title and interest in and to the Deal Buzzer Asset Trademark(s), together with the goodwill associated with or symbolized by the Deal Buzzer Asset Trademark(s).

b. Deal Buzzer Asset Domain Name(s) Assignment. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Iconosys hereby irrevocably assigns, transfers and contributes to Monster Offers all of its right, title and interest in and to the registrations of the Deal Buzzer Asset Domain Name(s), together with, without any limitation, any related trademarks, service marks, copyrights, trade names, domain names, and other intellectual property rights throughout the world to the Deal Buzzer Asset Domain Name(s), whether such rights are registered or not, and all rights of priority therein, and the right to recover for damages and profits and all other remedies for past infringements thereof, and any and all appurtenant goodwill associated therewith.

c. Deal Buzzer Asset Web Site(s) and App(s) Content Assignment. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Iconosys hereby irrevocably assigns, transfers and contributes to Monster Offers all of its right, title and interest in and to the Deal Buzzer Asset Web Site and App Content, together with, without any limitation, any related Intellectual Property Rights to the Deal Buzzer Asset Site Content, whether such rights are registered or not, and all rights of priority therein, and the right to recover for damages and profits and all other remedies for past infringements thereof, and any and all appurtenant goodwill associated therewith.

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2.3 No Assumption of Liabilities. With regard to its purchase of the Deal Buzzer Assets pursuant to this Agreement, Monster Offers shall not assume or be responsible for any commercial, operational, financial, legal or any other liabilities or obligations of Iconosys and/or any of its affiliates or that relate to the operation of the business of Iconosys and/or any of its affiliates, whether known or unknown, disclosed or undisclosed, actual, accrued, contingent or otherwise.

3. Consideration.

3.1 Purchase Price. The purchase price (the “Purchase Price”) for the Deal Buzzer Assets shall be the Purchase Price Allocation of the Cancelled Receivable (as those terms are defined in the MPA) as set forth at Section 1.2(a) of the MPA.

4. Closing.

4.1 Closing Date. Except as otherwise agreed to by the Parties, the sale and transfer of the Deal Buzzer Assets by Iconosys to Monster Offers (the “Closing”) shall take place on the Effective Date (also referred to herein as, the “Closing Date”), upon the Parties’ execution and delivery of this Agreement, the MPA and the SPA (as defined in the MPA).

4.2 At the Closing, or no later than thirty (30) days subsequent to the Effective Date, Iconosys shall deliver or cause to be delivered to Monster Offers instruments of assignments and transfer of Iconosys’ rights, title and interest in and to each and all of the Deal Buzzer Assets, free and clear of any Encumbrance; such instruments shall include, without limitation, all documentation necessary to transfer the Deal Buzzer Asset Domain Name(s) to Monster Offers (to be delivered by Iconosys to the appropriate domain name registry pursuant to Section 6.3 below).

5. Representations and Warranties; Indemnification.

5.1 Representations and Warranties. Iconosys represents and warrants to Monster Offers that:

(i) Each of Exhibit A, Exhibit B, and Exhibit C to this Agreement, respectively, sets forth a complete and accurate schedule listing all: (i) domain names; (ii) trademarks and the registrations and registration applications, and (iii) web sites and related urls pertaining to the applicable Deal Buzzer Assets. Iconosys is the registrant listed in the records of the applicable registrar (“Registrar”) as the owner of the registration of the Deal Buzzer Asset Domain Name(s) and is the sole and exclusive owner, legal and beneficial, of all right, title and interest in and to each and all of the Deal Buzzer Assets free and clear of any Encumbrance; no other party has any rights in the Deal Buzzer Assets. In addition, Iconosys does not owe any amount to any domain name registration authority or to any other governmental entity relating to or on account of the registration of the Deal Buzzer Asset Domain Name(s) or the registration of any Deal Buzzer Asset Trademark(s). Iconosys has not licensed or otherwise allowed or enabled the use of any of the Deal Buzzer Assets to any other person or entity, or granted any right with respect to the Deal Buzzer Assets to any other person or entity, that may, in any manner, restrict, impede or adversely affect Monster Offers’ rights therein. Except as may be already disclosed on or as part of an Exhibit to this Agreement, Iconosys has not obtained a trademark registration or filed any application to register a trademark with the US Patent and Trademark Office or other agency (domestic or foreign) of the Deal Buzzer Asset Trademark(s), the Deal Buzzer Asset Domain Name(s) or any other mark confusingly similar to the Deal Buzzer Asset Trademark(s) or the Deal Buzzer Asset Domain Name(s);

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(ii) Iconosys has the power to enter into and perform this Agreement, and the execution of this Agreement has been duly authorized by all necessary corporate action;

(iii) This Agreement constitutes a valid and binding obligation on Iconosys, enforceable in accordance with the terms and conditions set forth in this Agreement;

(iv) There are no pending or threatened claims, demands, suits, actions, litigation, arbitration, or legal, administrative or other proceedings or governmental investigations that might adversely affect, invalidate or otherwise impair Monster Offers’ exclusive right, title and interest in and to the Deal Buzzer Assets, including without limitation any claims, demands etc. relating to intellectual property rights infringement;

(v) No consent or approval of any other person or governmental authority is necessary for this Agreement to be effective;

(vi) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated under this Agreement shall constitute a default or violation of Iconosys’ articles of incorporation, bylaws or of any license, lease, franchise, mortgage, instrument or other agreement;

(vii) Iconosys and its related entities, affiliates, officers, directors, parents, subsidiaries, divisions, owners, agents, servants, shareholders, employees, successors, assigns, representatives, and agents of any kind, and all persons or entities acting under Iconosys (the “Iconosys Parties”) will not register any domain names or file for federal or state registration of or use in any manner whatsoever any names or trademarks that incorporate, are confusingly similar to or constitute any colorable imitation of the Monster Offers’ “Deal Buzzer Asset” names, including but not limited to, misspellings or phonetic equivalents of and/or invented words that combine elements of any of the following names: “New Years Buzzer™,” “Deal Buzzer™,” “Black Flyday™,” or “My Shopping Circle™,” and that may, therefore, create confusion among consumers as to source, sponsorship or affiliation;

(viii) the Iconosys Parties agree not to utilize the Deal Buzzer Asset Domain Name(s) in their email addresses, or anything confusingly similar to the Deal Buzzer Asset Domain Name(s), or any colorable imitation thereof, including but not limited to, misspellings or phonetic equivalents of and/or invented words that combine elements of any of the following names: “New Years Buzzer™,” “Deal Buzzer™,” “Black Flyday™,” or “My Shopping Circle™,” and that may, therefore, create confusion among consumers as to source, sponsorship or affiliation; and

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(ix) None of the representations and warranties made by Iconosys, or in any certificate or memorandum furnished or to be furnished by any of them or on their behalf, including without limitation information provided by Iconosys to Monster Offers relating to Iconosys’ financial condition, Deal Buzzer Asset Web Site traffic and/or the Deal Buzzer Assets contains any untrue statement of a material fact, or omits to state a material fact necessary to prevent the statements from being misleading.

5.2 Mutual Indemnification. Iconosys and Monster Offers (each Party, for purposes of this Section 5.2, a “Section 5.2 Indemnifying Party”) shall each defend, indemnify and hold harmless the other Party, and each of their current, former and future parent corporations, subsidiaries, affiliates, employee benefit plans, and related entities or corporations, and their past and present officers, directors, shareholders, employees, creditors, fiduciaries, agents, employees, partners, attorneys, representatives, promoters, heirs, predecessors, successors and assigns (collectively, the “Released Party”), from any and all claims, demands, costs, expenses, obligations, damages or causes of action of any nature, including reasonable attorneys’ fees and costs, arising directly or indirectly from: (i) a breach by the Section 5.2 Indemnifying Party of any of its representations or warranties set forth in this Agreement; (ii) a breach by the Section 5.2 Indemnifying Party of any other term or condition set forth in this Agreement; (iii) the violation by the Section 5.2 Indemnifying Party of any federal, state or local law in connection with this Agreement; and/or (iv) damages to any third party caused by the Section 5.2 Indemnifying Party’s negligent or intentional acts or omissions in connection with this Agreement.

5.3 Indemnification by Iconosys. Monster Offers is not responsible or liable for, and Iconosys hereby indemnifies Monster Offers against and from, any claims or demands by third parties whether based upon federal or state law, statute or common law or other law, connected with, or arising out of, or relating to the holding or use of any of the Deal Buzzer Assets, prior to the transfer of the Deal Buzzer Assets to Monster Offers.

6. Covenants of Iconosys.

6.1 Within thirty (30) days after the Closing Date, Iconosys will, at its sole cost, take all steps required by the applicable trademark authorities in each country or jurisdiction to record the assignment(s) and transfer the registrations of the Deal Buzzer Asset Trademark(s) to Monster Offers, by completing the required forms, paying the required fees, and taking any other required actions to effect the assignment(s) and transfer the registrations of the applicable Deal Buzzer Asset Trademark(s) to Monster Offers. At and after the Closing Date, Iconosys will, without further consideration, provide such other information and execute such documents as may be necessary of appropriate to accomplish the assignment(s) and transfer of the registrations of the Deal Buzzer Asset Trademark(s) upon Monster Offers’ reasonable request.

6.2 To the extent that Iconosys and/or Monster Offers becomes aware after execution and delivery of this Agreement of a domain name that redirects to any of the domain names transferred pursuant to this Agreement, such Party will cause that domain name to be transferred to Monster Offers within a commercially reasonable time period, and on similar terms as set forth in this Agreement.

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6.3 Within thirty (30) days after the Closing Date, Iconosys will, at its sole cost, take the steps required by the current procedures promulgated by the registrars listed in Exhibit A, or any other registrar that might be or become responsible for the transfer of the registrations of the Deal Buzzer Asset Domain Name(s), to transfer the registrations of the Deal Buzzer Asset Domain Name(s) to Monster Offers, by completing the required forms and taking any other required actions to effect the transfer of the registrations of the Deal Buzzer Asset Domain Name(s) to Monster Offers. At and after the Effective Date, Iconosys will, without further consideration, provide such other information and execute such documents as may be necessary or appropriate to accomplish the transfer of the registrations of the Deal Buzzer Asset Domain Name(s) upon Monster Offers’ reasonable request.

6.4 As of the Closing Date, Iconosys agrees to take no action adverse to Monster Offers’ ownership of the Deal Buzzer Asset Domain Name(s). As of the Closing Date, Iconosys shall immediately ease and desist all creation, production and manufacture of any marketing, promotional or advertising materials, collateral products or other items bearing the Monster Offers’ “Deal Buzzer Asset” names, including but not limited to, misspellings or phonetic equivalents of and/or invented words that combine elements of any of the following names: “New Years Buzzer™,” “Deal Buzzer™,” “Black Flyday™,” or “My Shopping Circle™,” and that may, therefore, create confusion among consumers as to source, sponsorship or affiliation “Deal Buzzer Asset” names. In addition, Iconosys shall make no further use of any of the Deal Buzzer Assets as of the Closing Date and/or attempt to resell any of the Deal Buzzer Assets, nor shall Iconosys challenge, interfere, solicit, encourage or assist others to challenge or otherwise interfere with Monster Offers’ title, interest, right or use of the Deal Buzzer Assets. Iconosys will not itself, or enable another to, take any action or refrain from any action or otherwise support any claim that may detrimentally affect the registrability, validity of, or commercial value associated with the Deal Buzzer Assets.

7. General Provisions.

7.1 Subject to the other provisions of this Section 7 as set forth below, the terms and provisions of Section 2 of the MPA, entitled “Miscellaneous,” are hereby incorporated by reference.

7.2 Time of Essence. Time is of the essence in respect to all provisions of this Agreement that specify a time for performance; provided, however, that the foregoing shall not be construed to limit or deprive the Party of the benefits of any grace or use period allowed in this Agreement.

7.3 Injunctive Relief. Each of the Parties acknowledges that, in view of the uniqueness of the transactions contemplated by this Agreement, neither Party shall have an adequate remedy at law for money damages in the event that this Agreement is not performed in accordance with its terms, and therefore each Party agrees that the other Party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

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7.4 Additional Actions. At any time after the Closing Date, at Monster Offers’ request and expense, except to the extent such costs are the responsibility of Iconosys pursuant to any other provision of this Agreement, including without limitation, Section 6 or this Section 7, Iconosys shall execute and deliver to Monster Offers such other instruments and documents, and take such other actions as Monster Offers may deem necessary or desirable to effect, evidence, record and perfect the transfers and assignments contemplated by this Agreement. Iconosys will be responsible for all expenses relating to recordation of assignments, if any. Iconosys will prepare a short form assignment document to be used for such recordation.

7.5 Counterparts. This Agreement may be executed by facsimile signature and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.6 All representations and warranties contained herein shall survive the execution and delivery of this Agreement, are material, and have been or will be relied upon by the Parties, notwithstanding any investigation made by the Parties or on behalf of any of them.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be made and executed by its duly authorized officer.

“Monster Offers”		“Iconosys”

MONSTER OFFERS, a Nevada corporation		ICONOSYS, INC., a California corporation

By:	/s/ Wayne Irving II	By:	/s/ Ryan Foland
	Wayne Irving II, Chief Executive Officer		Ryan Foland, Chief Operating Officer

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Exhibit A

Deal Buzzer Asset Domain Name(s)

Domain Name	Registrar

DealBuzzer.net	Go Daddy

NewYearsBuzzer.com	Go Daddy

NewYearBuzzer.com	Go Daddy

310CashForGold.com	Go Daddy

323CashForGold.com	Go Daddy

714CashForGold.com	Go Daddy

858CashForGold.com	Go Daddy

909CashForGold.com	Go Daddy

562CashForGold.com	Go Daddy

818CashForGold.com	Go Daddy

949CashForGold.com	Go Daddy

BlackFlyday.com	Go Daddy

MyShoppingCircle.net	Go Daddy

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Exhibit B

Deal Buzzer Asset Trademarks)

Trademarks	Registration No.	Registration Date	Jurisdiction
Deal Buzzer™	pending
BlackFlyday™	pending

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Exhibit C

Deal Buzzer Asset Smartphone App(s)

Amazon Buzzer Auction Buzzer

Bar Buzzer

Car Buzzer

Club Buzzer Craigslist Buzzer

Deal Buzzer

EBay Buzzer

Event Buzzer

For Sale Buzzer

Mobbing Buzzer

Motorcycle Buzzer

Party Buzzer

Real Estate Buzzer

Used Car Buzzer

Black Flyday™

My Shopping Circle™

714 Cash For Gold

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Exhibit D

Deal Buzzer Asset Trademark(s)

n/a

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Exhibit F

Copy of SPA

[see attached]